[KOHRMAN JACKSON & KRANTZ LOGO]                                      Exhibit 5.1




                        July 22, 2004

                        Paragon Real Estate Equity and Investment Trust 1240 Huron Road, Suite 301
                        Cleveland, OH 44115

                        Re: Registration Statement on Form S-8 of Paragon Real Estate Equity and Investment Trust

                        Ladies and Gentlemen:

                        Paragon Real Estate Equity and Investment Trust, a Maryland business trust (the "Company"), is filing with the Securities and Exchange Commission its Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the offering and sale by the Company of up to 4.0 million shares of the Company's common shares of beneficial interest, par value of $0.01 per share (the "Common Shares"), consisting of (i) 3.5 million Common Shares pursuant to restricted shares, option shares, share appreciation rights and dividend equivalents (collectively, "Share Grants") granted or to be granted under the Paragon Real Estate Equity and Investment Trust 2004 Share Option Plan (the "Plan") and; (ii) 500,000 restricted Common Shares (the "Restricted Share Award") granted under the Employment Agreement between the Company and Jack R. Kuhn (the "Agreement"). We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement. Capitalized terms used in this opinion letter and not otherwise defined have the meanings attributed to them in the Registration Statement.

                        In connection with this opinion letter, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Declaration of Trust, as amended, restated and supplemented, and the Amended and Restated Bylaws, as amended, of the Company; (ii) resolutions of the Board of Trustees of the Company authorizing the Plan and the Agreement, Share Grants under the Plan and the Restricted Share Award under the Agreement and related matters; (iii) minutes of the annual meeting of shareholders of the Company approving the Plan; (iv) the Plan and the Agreement; and (v) such other documents and instruments as we have deemed necessary for providing this opinion letter.

One Cleveland Center    We have assumed the genuineness of all signatures, the
20th Floor              authenticity of all documents submitted to us as
1375 East Ninth Street  originals and the conformity to original documents of
Cleveland, OH 44114-    all documents submitted to us as certified or
1793                    photostatic copies. We have made such investigations of
216-696-8700            law as we deem appropriate as a basis for rendering the
www.kjk.com             opinions expressed below, and as to various questions of
                        fact material to the opinions, we have

[KOHRMAN JACKSON & KRANTZ LOGO]

                        relied, to the extent we deem appropriate, upon representations or certificates of officers or trustees of the Company and upon documents, records and instruments furnished to us by the Company, without independently verifying the accuracy of such documents, records and instruments.

                        Based upon the foregoing examination, we are of the opinion that (i) the Company presently has at least 4.0 million authorized and unissued Common Shares from which the 4.0 million Common Shares proposed to be sold pursuant to Share Grants under the Plan and the Restricted Share Award under the Agreement may be issued, and (ii) assuming (a) the Company maintains an adequate number of authorized but unissued Common Shares available for issuance to those persons who receive Share Grants and the Restricted Share Award in accordance with the Plan and the Agreement, respectively, and (b) the Common Shares are duly delivered against payment therefore in accordance with the terms of the Plan and the Agreement, the Common Shares issued pursuant to Share Grants and the Restricted Share Award in accordance with the Plan and the Agreement, respectively, will be validly issued, fully paid and non-assessable.

                        We express no opinion other than as to the Federal law of the United States and the General Corporation Law of the State of Maryland.

                        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                        KOHRMAN JACKSON & KRANTZ P.L.L.

                        /s/ Christopher J. Hubbert
                        By Christopher J. Hubbert, a partner

Page 2